Exhibit 99.1

Pyxus International, Inc.	Tel: 919 379 4300
6001 Hospitality Court	Fax: 919 379 4346
Suite 100	www.pyxus.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE	Contact:	Tomas Grigera
(919) 379-4300
Pyxus International, Inc. Reports Strong Third Quarter and Year-to-Date Fiscal 2024 Results
— Increases Full Year Guidance to Reflect Recent Results and Momentum —
— Significant Margin Gains Drive Third Quarter Performance versus Year-Ago —
— Third Consecutive Quarter of Net Income with $3.8 million versus Year-Ago Net Loss of $2.3 million —
— Third Quarter Adjusted EBITDA Increases by 5.3% to $64.5 million —
Morrisville, NC – February 14, 2024 – Pyxus International, Inc. (OTC Pink: PYYX) (“Pyxus,” the “Company,” “we,” or “our”), a global value-added agricultural company, today announced results for its fiscal quarter ended December 31, 2023.

Pieter Sikkel, Pyxus’ President and Chief Executive Officer, stated, “Our teams around the world continue to demonstrate their ability to drive broad-based improvement, leveraging our business momentum and strong position in the current market to produce solid third quarter and year-to-date results. This success positions us to increase our full-year guidance as we remain focused on concluding an outstanding fiscal year.”

Sales and other operating revenues for the nine months ended December 31, 2023 increased by 8.2% to $1.6 billion compared to $1.5 billion in the same period of the prior year and was largely the result of the Company’s consistent execution, an inventory mix well matched to specific customer demand, and an increase in average pricing of 10.0%. This growth was slightly offset by a 1.9% reduction in volume.

Gross margin through the first nine months of fiscal 2024 improved to 15.6% from 13.0% compared to fiscal 2023, and was driven by a more favorable customer and regional mix. Average gross profit per kilogram for the nine months ended December 31, 2023 increased by 28.3%, or $0.17, to $0.77. Year-to-date operating income rose by 72.4% to $130.5 million, compared to $75.7 million in the first nine months of fiscal 2023 due to an improved mix of business by customer and region.

The Company reported positive net income in each of the first three quarters of fiscal 2024 to reach a total of $12.7 million, a significant and positive swing compared to a net loss of $18.5 million in the same period of fiscal 2023. Adjusted EBITDA through the first nine months increased to $165.1 million compared to $120.2 million in the prior year, leading to the upward revision of the Company's full year guidance described below.

Consistent with expectations, sales and other operating revenues in the third quarter of $529.8 million were lower as compared to $655.6 million in the same period of the prior year. The decrease was principally due to a 22.7% decrease in volume, which primarily reflects a difficult comparison to the year-ago quarter, which benefited from the inclusion of previously delayed shipments, as well as acceleration of shipments from the current-year quarter into the first half of the fiscal year. The impact of the volume decline was partially offset by an average market sales price increase of 3.7% in this year's third quarter.

Pyxus achieved a third quarter gross margin of 17.5% compared to 13.4% in the third quarter of fiscal 2023. This increase was primarily due to a more favorable customer mix. The benefit of these factors was also reflected by a 29.7% increase, or $0.19, of gross margin per kilogram, which reached $0.83 for the third quarter. The Company increased third quarter operating income by 14.9% to $47.8 million as compared to $41.6 million in the same period of fiscal 2023. This improvement was attributable to customer mix as well as lower non-interest expenses related to the Company’s efforts to create efficiency into its global working capital financing.

Third quarter net income improved to $3.8 million as compared to a net loss of $2.3 million in the prior year’s third quarter, despite the inclusion of a noncash expense of $12.0 million related to a pension termination in the United Kingdom. Adjusted EBITDA in the third quarter increased to $64.5 million compared to $61.3 million in the prior-year period.

Sikkel commented, “Our operational discipline, improved working capital efficiency, and geographic diversification enabled us to purchase more tobacco even as we accelerated our repayment of outstanding lines of credit. We believe these attributes enable the Company to deliver significant and sustainable value to its financial stakeholders and support further potential improvements in our operational results and working capital.”

“The Company released its fiscal 2023 Sustainability Report during the quarter, which recognizes the progress made toward our environmental, social and governance-related targets and serves as a testament to the successful integration of our business and sustainability strategies. Not only did we surpass our water-related target seven years ahead of schedule, we also achieved a significant reduction of our global greenhouse gas emissions,” Sikkel continued.
Updated Outlook & Revised Guidance for Fiscal 2024
Today the Company revised its guidance for fiscal 2024. With respect to the full-year, the Company now expects sales to be in the range of $2.0 billion to $2.1 billion and adjusted EBITDA to be in the range of $185 million to $195 million. The increase in adjusted EBITDA guidance reflects the strong results through the first nine months of the year, the Company's committed inventory levels, and continued strong demand from a globally diversified base of customers.
Financial Results Investor Call
The Company will hold an earnings conference call and webcast on Wednesday, February 14, 2024 at 9 a.m. EST. Investors and analysts interested in participating in the call are invited to dial (929) 477-0448 or (888) 256-1007 and use conference ID 1556396. The webcast can be accessed at http://investors.pyxus.com.

A third quarter results presentation will be available on the Company's investor relations webpage prior to the call. For those unable to join the live audio webcast, the archived recording will be available on the Company's investor relations webpage shortly after the call.
Any replay, rebroadcast, transcript, or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Pyxus International and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.
Cautionary Statement Regarding Forward-Looking Statements

Readers are cautioned that the statements contained in this report regarding expectations of our performance or other matters that may affect our business, results of operations, or financial condition are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements, which are based on current expectations of future events, may be identified by the use of words such as "strategy," "expects," "continues," "plans," "anticipates," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. These statements also may be identified by the fact that they do not relate strictly to historical or current facts. If underlying assumptions prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. These risks and uncertainties include those discussed in our Annual Report on Form 10-K for the year ended March 31, 2023, our most recent Quarterly Report on Form 10-Q, and in our other filings with the Securities and Exchange Commission. These risks and uncertainties include: our reliance on a small number of significant customers; continued vertical integration by our customers; global shifts in sourcing customer requirements; shifts in the global supply and demand position for tobacco products; variation in our financial results due to growing conditions, customer indications and other factors; loss of confidence in us by our customers, farmers and other suppliers; migration of suppliers who have historically grown tobacco and from whom we have purchased tobacco toward growing other crops; risks related to our advancement of inputs to tobacco suppliers to be settled upon the suppliers delivering us unprocessed tobacco at the end of the growing season; risks that the tobacco we purchase directly from suppliers will not meet our customers’ quality and quantity requirements; weather and other environmental conditions that can affect the marketability of our inventory; international business risks, including unsettled political conditions, uncertainty in the enforcement of legal obligations, including the collection of accounts receivable, fraud risks, expropriation, import and export restrictions, exchange controls, inflationary economies, currency risks and risks related to the restrictions on repatriation of earnings or proceeds from liquidated assets of foreign subsidiaries; many of our operations are located in jurisdictions that pose a high risk of potential violations of the Foreign Corrupt Practices Act; risks and uncertainties related to geopolitical conflicts, including the armed conflict between Israel and Hamas and disruptions affecting Red Sea shipping; impacts of international sanctions on our ability to sell or source tobacco in certain regions; exposure to foreign tax regimes in which the rules are not clear, are not consistently applied and are subject to sudden change; fluctuations in foreign currency exchange and interest rates; competition with the other primary global independent leaf tobacco merchant and independent leaf merchants; disruption, failure or security breaches of our information technology systems and other cybersecurity risks; continued high inflation; we have identified material weaknesses related to our internal controls in certain prior years, and there can be no assurance that material weaknesses will not be identified in the future; regulations regarding environmental matters; risks related to our capital structure, including risks related to our significant debt and our ability to continue to finance our non-U.S. local operations with uncommitted short-term operating credit lines at the local level; our ability to continue to access capital markets to obtain long-term and short-term financing; potential failure of foreign banks in which our subsidiaries maintain deposits or the failure by such banks to transfer funds or honor withdrawals; the risk that, because our ability to generate cash depends on many factors beyond our control, we may be unable to generate the significant amount of cash required to service our indebtedness; our ability to refinance our current credit facilities at the same availability or at similar interest rates; failure to achieve our stated goals, which may adversely affect our liquidity; developments with respect to our liquidity needs and sources of liquidity; the volatility and disruption of global credit markets; failure by counterparties to derivative transactions to perform their obligations; increasing scrutiny and changing expectations from governments, as well as other stakeholders such as investors and customers, with respect to our environmental, social and governance policies, including sustainability policies; inherent risk of exposure to product liability claims, regulatory action and litigation facing our e-liquids business if its products are alleged to have caused significant loss, injury, or death; certain shareholders have the ability to exercise controlling influence on various corporate matters; reductions in demand for consumer tobacco products; risks and uncertainties related to pandemics or other widespread health crises and any related shipping constraints, labor shortages and supply-chain impacts; legislative and regulatory initiatives that may reduce consumption of consumer tobacco products and demand for our services and increase regulatory burdens on us or our customers; government actions that significantly affect the sourcing of tobacco, including governmental actions to identify and assess crop diversification initiatives and alternatives to leaf tobacco growing in countries whose economies depend upon tobacco production; governmental investigations into, and litigation concerning, leaf tobacco industry buying and other payment practices; and impact of potential regulations to prohibit the sale of cigarettes in the United States other than low-nicotine cigarettes.

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). They include EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow, and Net Debt. Tables showing the reconciliation of historical non-GAAP financial measures are attached to the release. The range of Adjusted EBITDA anticipated for the fiscal year ending March 31, 2024 is calculated in a manner consistent with the presentation of Adjusted EBITDA in the attached tables. Because of the forward-looking nature of the estimated range of Adjusted EBITDA, it is impractical to present a quantitative reconciliation of such measure to a comparable GAAP measure, and accordingly no such GAAP measure is being presented.

About Pyxus International, Inc.

Pyxus International, Inc. is a global agricultural company with over 150 years of experience delivering value-added products and services to businesses and customers. Driven by a united purpose—to transform people’s lives, so that together we can grow a better world—Pyxus International, its subsidiaries and affiliates, are trusted providers of responsibly sourced, independently verified, sustainable and traceable products and ingredients. For more information, visit www.pyxus.com.

Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(in thousands, except per share data)	2023	2022	2023	2022
Sales and other operating revenues	$529,816	$655,553	$1,631,161	$1,507,736
Cost of goods and services sold	437,268	567,752	1,376,802	1,311,861
Gross profit	92,548	87,801	254,359	195,875
Selling, general, and administrative expenses	42,381	37,119	116,477	106,694
Other expense, net	2,323	9,040	6,036	9,106
Restructuring and asset impairment charges	85	35	1,379	4,380
Operating income	47,759	41,607	130,467	75,695
Loss on deconsolidation/disposition of subsidiaries	—	—	—	648
Loss on pension settlement	12,008	—	12,008	2,588
Interest expense, net	31,994	31,361	95,785	85,649
Income (loss) before income taxes and other items	3,757	10,246	22,674	(13,190)
Income tax expense	6,156	17,887	16,360	15,810
Income from unconsolidated affiliates	6,578	5,404	6,531	10,708
Net income (loss)	4,179	(2,237)	12,845	(18,292)
Net income attributable to noncontrolling interests	344	96	111	241
Net income (loss) attributable to Pyxus International, Inc.	$3,835	$(2,333)	$12,734	$(18,533)

Earnings (loss) per share:
Basic and diluted	$0.15	$(0.09)	$0.51	$(0.74)

Weighted average number of shares outstanding:
Basic and diluted	25,000	25,000	25,000	25,000

Condensed Consolidated Balance Sheets

(in thousands)	December 31, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$90,245	$216,449
Restricted cash	4,442	1,936
Trade receivables, net	227,529	205,991
Other receivables	11,988	16,336
Inventories, net	779,829	696,583
Advances to tobacco suppliers, net	87,790	79,669
Recoverable income taxes	4,604	7,053
Prepaid expenses	36,752	31,495
Other current assets	15,876	15,648
Total current assets	1,259,055	1,271,160
Investments in unconsolidated affiliates	93,619	94,099
Other intangible assets, net	35,030	39,732
Deferred income taxes, net	7,109	9,738
Long-term recoverable income taxes	2,648	3,444
Other noncurrent assets	31,687	43,086
Right-of-use assets	37,135	32,842
Property, plant, and equipment, net	135,097	136,556
Total assets	$1,601,380	$1,630,657

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable	$472,972	$492,326
Accounts payable	136,397	135,092
Advances from customers	42,589	30,826
Accrued expenses and other current liabilities	78,231	95,312
Income taxes payable	6,922	6,665
Operating leases payable	8,089	9,097
Current portion of long-term debt	20,251	97,282
Total current liabilities	765,451	866,600
Long-term taxes payable	2,678	4,850
Long-term debt	574,077	496,636
Deferred income taxes	5,992	12,770
Liability for unrecognized tax benefits	15,450	13,402
Long-term leases	27,523	23,663
Pension, postretirement, and other long-term liabilities	52,552	56,990
Total liabilities	1,443,723	1,474,911
Commitments and contingencies
Stockholders’ equity
Common Stock—no par value:
Authorized shares (250,000 for all periods)
Issued shares (25,000 for all periods)	389,789	390,290
Retained deficit	(245,220)	(237,346)
Accumulated other comprehensive income (loss)	8,947	(477)
Total stockholders’ equity of Pyxus International, Inc.	153,516	152,467
Noncontrolling interests	4,141	3,279
Total stockholders’ equity	157,657	155,746
Total liabilities and stockholders’ equity	$1,601,380	$1,630,657

Segment Results

Three Months Ended December 31, 2023 and 2022
	Three Months Ended December 31,
			Change
(in millions, except per kilo amounts)	2023	2022	$	%
Leaf:
Product revenues	$500.5	$625.1	(124.6)	(19.9)
Tobacco costs	394.6	510.2	(115.6)	(22.7)
Transportation, storage, and other period costs	23.2	32.8	(9.6)	(29.3)
Total cost of goods sold	417.8	543.0	(125.2)	(23.1)
Product revenue gross profit	82.7	82.1	0.6	0.7
Product revenue gross profit as a percent of sales	16.5%	13.1%

Kilos sold	100.0	129.4	(29.4)	(22.7)
Average price per kilo	$5.01	$4.83	0.18	3.7
Average cost per kilo	4.18	4.19	(0.01)	(0.2)
Average gross profit per kilo	0.83	0.64	0.19	29.7

Processing and other revenues	$28.6	$27.1	1.5	5.5
Processing and other revenues costs of services sold	19.4	20.5	(1.1)	(5.4)
Processing and other gross profit	9.2	6.6	2.6	39.4
Processing and other gross profit as a percent of sales	32.2%	24.3%

All Other:
Sales and other operating revenues	$0.7	$3.3	(2.6)	(78.8)
Cost of goods and services sold	0.1	4.2	(4.1)	(97.6)
Gross income (loss)	0.6	(0.9)	1.5	166.7
Gross income (loss) as a percent of sales	85.7%	(27.4)%
	437	530	93

Segment Results

Nine Months Ended December 31, 2023 and 2022
	Nine Months Ended December 31,
			Change
(in millions, except per kilo amounts)	2023	2022	$	%
Leaf:
Product revenue	$1,537.3	$1,423.6	113.7	8.0
Tobacco costs	1,242.4	1,164.8	77.6	6.7
Transportation, storage, and other period costs	66.0	77.8	(11.8)	(15.2)
Total cost of goods sold	1,308.4	1,242.7	65.7	5.3
Product revenue gross profit	228.9	181.0	47.9	26.5
Product revenue gross profit as a percent of sales	14.9%	12.7%

Kilos sold	297.2	302.9	(5.7)	(1.9)
Average price per kilo	$5.17	$4.70	0.47	10.0
Average cost per kilo	4.40	4.10	0.30	7.3
Average gross profit per kilo	0.77	0.60	0.17	28.3

Processing and other revenues	$91.4	$75.2	16.2	21.5
Processing and other revenues costs of services sold	$66.5	56.1	10.4	18.5
Processing and other gross profit	24.9	19.1	5.8	30.4
Processing and other gross profit as a percent of sales	27.2%	25.4%

All Other:
Sales and other operating revenues	2.5	$8.9	(6.4)	(71.9)
Cost of goods and services sold	1.9	13.1	(11.2)	(85.5)
Gross profit (loss)	0.6	(4.2)	4.8	114.3
Gross profit (loss) as a percent of sales	24.0%	(47.3)%
	1,376,802	1,631,161	254,359

Reconciliation of Certain Non-GAAP Financial Measures (1) (Unaudited)

	Three Months Ended		Nine Months Ended			Fiscal Year Ended		Last Twelve Months (8)
(in thousands)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022	December 31, 2021	March 31, 2023	March 31, 2022	December 31, 2023	December 31, 2022
Net income (loss) attributable to Pyxus International, Inc.	$3,835	$(2,333)	$12,734	$(18,533)	$(51,289)	$(39,141)	$(82,119)	(7,874)	$(49,363)
Plus: Interest expense	34,379	32,053	100,779	89,805	84,376	118,458	111,043	129,432	116,472
Plus: Income tax expense	6,156	17,887	16,360	15,810	9,242	34,127	12,640	34,677	19,208
Plus: Depreciation and amortization expense	4,909	4,394	14,228	14,678	11,984	19,137	16,676	18,687	19,370
EBITDA (1)	49,279	52,001	144,101	101,760	54,313	132,581	58,240	174,922	105,687
Plus: Reserves for doubtful customer receivables	540	(139)	791	(129)	3,268	426	4,404	1,346	1,007
Plus: Other expense, net	2,323	9,040	6,036	9,106	1,491	11,023	3,349	7,953	10,964
Plus: Restructuring and asset impairment charges (2)	85	245	1,379	5,855	7,652	6,160	8,031	1,684	6,234
Plus: Goodwill impairment	—	—	—	—	372	—	32,186	—	31,814
Plus: Debt restructuring (3)	—	63	26	713	3,286	5,496	3,550	4,809	977
Plus: Pension retirement expense (4)	12,008	—	12,008	2,724	—	2,724	—	12,008	2,724
Plus: Development of and exit from non-leaf-tobacco businesses (5)	—	18	3	697	12,306	713	13,589	19	1,980
Plus: Other adjustments (6)	276	41	785	(554)	942	(316)	3,347	1,023	1,851
Adjusted EBITDA (1)	$64,511	$61,269	$165,129	$120,172	$83,630	$158,807	$126,696	$203,764	$163,238

Total debt						$1,001,049	$1,066,945	$1,067,300	$1,086,244
Less: Cash and cash equivalents						136,733	198,777	90,245	216,449
Net Debt (1)						$864,316	$868,168	$977,055	$869,795
Net Debt /Adjusted EBITDA (1)						5.44x	6.85x	4.80x	5.33x

Adjusted EBITDA (1)						$158,807	$126,696	$203,764	$163,238
Interest expense						118,458	111,043	129,432	116,472
Interest coverage						1.34x	1.14x	1.57x	1.40x

Net cash provided by (used in) operating activities	$38,586	$176,069	$(216,834)	$(110,599)	$(184,831)	$(137,822)	$(198,765)	$(244,057)	$(124,533)
Capital expenditures	(5,126)	(4,505)	(14,351)	(9,931)	(12,201)	(16,307)	(14,827)	(20,727)	(12,557)
Collections from beneficial interests in securitized trade receivables (7)	48,002	46,429	127,298	122,638	155,226	165,262	189,440	169,922	156,852
Adjusted Free Cash Flow (1)	$81,462	$217,993	$(103,887)	$2,108	$(41,806)	$11,133	$(24,152)	$(94,862)	$19,762

(1) Earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), Adjusted Free Cash Flow, and Net Debt are not measures of results of operations, cash flows from operations or indebtedness under generally accepted accounting principles in the United States ("U.S. GAAP") and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow, and Net Debt to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported amounts. This presentation enables readers to better compare our results to similar companies that may not incur the impact of various items identified above. Management acknowledges that there are many items that impact a company's reported results or operating cash flows and these lists are not intended to present all items that may have impacted these items. EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow, Net Debt, and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow as presented may not equal column or row totals due to rounding.

(2) Amounts incurred during the three months ended December 31, 2023 included employee separation charges primarily related to the restructuring of certain non-leaf operations. Amounts incurred during the fiscal years ended March 31, 2023 and 2022 included employee separation and asset impairment charges primarily related to the restructuring of certain non-leaf operations and related inventory write-offs classified within cost of goods and services sold in the Company's condensed consolidated statements of operations.

(3) Amounts incurred during the nine months ended December 31, 2023 and fiscal year ended March 31, 2023 included legal and professional fees incurred in connection with the debt exchange and with the amendment and extension of the delayed-draw term loan, which transactions were completed in the fiscal year ended March 31, 2023. Amounts incurred during the fiscal year ended March 31, 2022 included consulting fees incurred in connection with the implementation of process improvements required in connection with the Company's delayed-draw term loan credit facility established in the prior fiscal year.

(4) During the three months ended December 31, 2023, the Company terminated one of its defined benefit pension plans in the U.K. ("U.K. Pension Plan"). The Company recorded a noncash pension settlement charge which included the disposition of the U.K. Pension Plan assets and reclassification of unrecognized net pension losses within accumulated other comprehensive income (loss) into the Company's condensed consolidated statements of operations. During the fiscal year ended March 31, 2023, the Company settled benefits with vested participants in the U.S. defined benefit pension plan ("U.S. Pension Plan") that elected a lump sum payout and made a cash contribution to fully fund the U.S. Pension Plan's liabilities in preparation to purchase a group annuity contract to administer future payments to the remaining U.S. Pension Plan participants. This adjustment includes pension settlement charges incurred during the fiscal year ended March 31, 2023 and were classified as loss on pension settlement expense and selling, general, and administration expenses in the Company's condensed consolidated statements of operations.

(5) Includes the aggregate amount of certain items related to the Company's development of and subsequent exits from its non-leaf-tobacco businesses (that is, the production and sale of legal cannabis in Canada, the production and sale of industrial hemp products, including CBD extracted from industrial hemp, and the production and sale of tobacco e-liquids) to the extent such items are included in the Company's consolidated results of operations, which includes all items separately reported for such businesses in the presentation by the Company of its adjusted EBITDA in prior periods. Such items include, to the extent reflected in consolidated results, the adjusted EBITDA of the Canadian cannabis and industrial hemp operations otherwise calculated on the same basis as Adjusted EBITDA is presented in this table, loss incurred on the deconsolidation or disposition of certain of these non-leaf tobacco businesses, as applicable, and write-offs of inventory and equipment related to certain of these businesses.

(6) Includes the following items: (i) the addition of amortization of basis difference related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014, (ii) the subtraction of the Adjusted EBITDA of the Company's former green leaf sourcing operation in Kenya, which is calculated on the same basis as Adjusted EBITDA presented in this table (in fiscal year 2016 the Company decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program), (iii) the addition of debt retirement expense, and (iv) the subtraction of a one-time interest receipt related to a legal settlement in South America.

(7) Represents cash receipts from the beneficial interest on sold receivables under the Company's accounts receivable securitization programs and were classified as investing activities within the condensed consolidated statements of cash flows.

(8) Items for the twelve months ended December 31, 2023 are derived by adding the items for the nine months ended December 31, 2023 as presented in the table and the fiscal year ended March 31, 2023 and subtracting the items for the nine months ended December 31, 2022. Items for the twelve months ended December 31, 2022 are derived by adding the items for the nine months ended December 31, 2022 and the fiscal year ended March 31, 2022 and subtracting the items for the nine months ended December 31, 2021.